Solar Thin Films, Inc. Enters into Marketing Agreement
with CG Solar of China

DIX HILLS, NY, March 27, 2008 (MARKET WIRE) -- Solar Thin Films, Inc. (OTCBB: SLTN) today announced that it has signed a three-year marketing agreement with CG Solar. Under the terms of the agreement, Solar Thin Films will initially have non-exclusive rights to distribute CG Solar's photovoltaic products within North America and Europe. Solar Thin Films will receive exclusive rights to distribute CG Solar's photovoltaic products within North America, for the duration of the marketing agreement, upon the sale of 3 MWs of CG Solar's product in North America or combined total?

The agreement covers CG Solar's existing product, as well as the as of yet unreleased transparent product for Building Integrated Photovoltaics (“BIPV”) applications. Solar Thin Films will work in conjunction with CG Solar to obtain required approvals for CG Solar's photovoltaic modules in the United States and Canada. The agreement provides Solar Thin Films with a discounted price that will be further discounted upon the achievement of certain sales milestones.

Solar Thin Films CEO Peter Lewis stated, “we are delighted to be associated with CG Solar and China Glass. CG Solar provides us with high quality dependable products. We are excited to represent CG Solar's innovative transparent technology as it will be an ideal resource for BIPV module applications.”

About CG Solar

CG Solar is located in China, and is a subsidiary of China Glass Holdings Co., Ltd. (“China Glass”). China Glass, together with its a subsidiaries, is one of the ten largest companies engaged in glass processing and production in China, as well as one of the leading building material manufacturers in China.

About Solar Thin Films

Solar Thin Films (www.solarthinfilms.com) develops, manufactures and markets a complete line of manufacturing equipment for the production of "thin-film" amorphous silicon and CIGS photovoltaic ("PV") modules, together with a wholly owned subsidiary based in Budapest, Hungary. Personnel associated with the company have been responsible for the setup of 14 thin-film photovoltaic factories worldwide. The Company sells equipment and turnkey systems to customers including EPV Solar (Hamilton, NJ, USA) and Blue Star Terra (Weihai, China). Management believes that its line of cost-effective thin-film photovoltaic manufacturing equipment positions the Company to take advantage of the rapidly growing demand for solar modules and an expected market shift towards "thin film" PV modules as part of a cost effective, "clean technology" energy solution.

Forward-Looking Safe Harbor Statement

Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital, and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-KSB, 10-QSB, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC").

These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

For Solar Thin Films, Inc.
Corporate Communications Group, Inc.

SOURCE: Solar Thin Films, Inc.